Exhibit 99.1

Progyny, Inc. Announces Third Quarter 2022 Results
Receives Record Number of New Client Commitments in Selling Season
Reports Record Quarterly Revenue of $205.4 Million, Reflecting 68% Growth Over the Prior Year Period
Raises Full Year 2022 Guidance, Reflecting Fourth Quarter Revenue Growth of 59% to 67%

NEW YORK, November 3, 2022 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY) (“Progyny” or the “Company”), a leading benefits management company specializing in fertility and family building benefits solutions, today announced its financial results for the three-month period ended September 30, 2022 (“the third quarter of 2022”) as compared to the three-month period ended September 30, 2021 (“the third quarter of 2021” or “the prior year period”).

“We had a strong third quarter highlighted by record quarterly revenue driven by healthy utilization, as well as another outstanding selling and renewal season, which resulted in not only a record number of new client commitments, but also our seventh consecutive year where we expect to achieve a near 100% retention rate with existing clients,” said Pete Anevski, Chief Executive Officer of Progyny.

“The results we achieved in our selling season a year ago - which had been favorably impacted by carryover demand from the COVID-affected selling season - set a high bar for success in 2022, and we are pleased that our selling season this year resulted in a record 105 new client commitments, which we expect will add approximately 1.2 million covered lives to our member base. On the strength of this result, we anticipate entering 2023 having more than doubled our clients and covered lives over the past two years. We're also pleased the selling season is concluding on a strongly positive note, with a record number of early launches in the third quarter providing a tailwind to the results in both the third quarter and over the balance of the year, and which we believe demonstrates the strong conviction that employers have to add fertility to their health plans, given its increasing relevance to the workforce.”

“During the third quarter, revenue grew 68% - crossing $200 million for the first time, just two years after our first $100 million quarter - demonstrating the high demand for fertility and family building solutions in the market. Additionally, Adjusted EBITDA more than doubled over the prior year period, and Adjusted EBITDA margin expanded by 350 basis points, highlighting our ability to rapidly and effectively scale our operations to serve both our members and the nation's largest employers, even as we continue to enhance our solution and achieve exceptional client satisfaction,” said Mark Livingston, Progyny’s Chief Financial Officer.

Third Quarter 2022 Highlights:

(unaudited; in thousands, except per share amounts)	3Q 2022	3Q 2021
Revenue	$205,371	$122,284

Gross Profit	$45,995	$28,492
Gross Margin	22.4%	23.3%
Net Income	$13,211	$16,796

Net Income per Diluted Share[1]	$0.13	$0.17

Adjusted EBITDA[2]	$34,957	$16,479
Adjusted EBITDA Margin[2]	17.0%	13.5%
1.Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options, restricted stock units, warrants to purchase common stock, and shares issuable under the employee stock purchase program.
2.Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). Please see Annex A of this press release for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights
Revenue was $205.4 million, a 68% increase as compared to the $122.3 million reported in the third quarter of 2021, primarily as a result of the increase in our number of clients and covered lives.
•Fertility benefit services revenue was $129.3 million, a 52% increase from the $85.3 million reported in the third quarter of 2021.
•Pharmacy benefit services revenue was $76.1 million, an 106% increase as compared to the $37.0 million reported in the third quarter of 2021.

Gross profit was $46.0 million, an increase of 61% from the $28.5 million reported in the third quarter of 2021, primarily due to the higher revenue. Gross margin was 22.4%, a decrease of 90 basis points from the prior year period primarily due to an increase in non-cash stock-based compensation expense, partially offset by ongoing efficiencies realized in the delivery of our care management services.

Net income was $13.2 million, or $0.13 income per diluted share, a decrease of 21% as compared to $16.8 million, or $0.17 income per diluted share, reported in the third quarter of 2021. The lower net income was due primarily to the higher non-cash stock-based compensation expense, which was partially offset by the higher gross profit and operating efficiencies realized on our higher revenues.

Adjusted EBITDA was $35.0 million, an increase of 112%, from the $16.5 million reported in the third quarter of 2021, reflecting the higher gross profit and operating efficiencies realized on our higher revenues. Adjusted EBITDA margin was 17.0%, an increase of 350 basis points from the 13.5% Adjusted EBITDA margin in the third quarter of 2021.

Cash Flow
Net cash generated by operating activities for the third quarter of 2022 was $20.9 million, compared to $24.2 million in the prior year period. Cash flow reflects the timing impact of certain working capital items in both periods, as well as the customary timing impact in the initial quarters following a client's launch of the benefit.

Balance Sheet and Financial Position
As of September 30, 2022, the Company had total working capital of approximately $245.0 million and no debt. This included cash and cash equivalents and marketable securities of $141.0 million, an increase of $18.6 million from the balances as of June 30, 2022.

Key Metrics
The Company had 282 clients as of September 30, 2022, as compared to 188 clients as of September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
ART Cycles*	11,086	6,892	30,402	20,790
Utilization – All Members**	0.49%	0.51%	1.00%	1.07%
Utilization – Female Only**	0.44%	0.46%	0.85%	0.90%
Average Members	4,482,000	2,856,000	4,301,000	2,774,000

* Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.
** Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook
While the majority of the new clients added in the most recent selling season are expected to go live in the first quarter of 2023, a meaningful number of clients have already launched the benefit and are reflected in the clients and covered lives reported as of September 30, 2022. Once all new clients are live in 2023, the company anticipates having 370 clients, representing an estimated 5.4 million covered lives, which compares to the 265 clients and 4 million covered lives that were under commitment as of the start of 2022.

“With the strength in our results over the first nine months of the year, as well as the impact of the new clients who have already launched, we're pleased to be raising our full year 2022 financial guidance,” said Mr. Anevski. “Consistent with our past practice, we will provide financial guidance for 2023 when we report our year end results in February; at that time, we will have insight into the utilization from the clients who launch on January 1, 2023. Given the strong sales season we've had, as well as our expected near 100% client retention rate, we're enthusiastic about the year ahead.”

The Company is providing the following financial guidance for both the full year and three-month period ending December 31, 2022:

•Full Year 2022 Outlook:
oRevenue is now projected to be $775.0 million to $785.0 million, reflecting growth of 55% to 57%
oNet income is projected to be $26.3 million to $28.5 million, or $0.26 to $0.29 per diluted share, on the basis of approximately 100 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $121.0 million to $124.0 million

•Fourth Quarter of 2022 Outlook:
oRevenue is projected to be $202.4 million to $212.4 million, reflecting growth of 59% to 67%
oNet (loss) income is projected to be $(0.7) million to $1.6 million, or $(0.01) to $0.02 per diluted share, on the basis of approximately 100 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $28.4 million to $31.4 million

1.Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, GAAP. Please see Annex A of this press release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information
Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today, November 3, 2022, to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until November 10, 2022 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny
Progyny (Nasdaq: PGNY) is a leading fertility benefits management company. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our financial outlook for the fourth quarter and full year 2022, including the impact of our sales season and client launches; our anticipated number of clients and covered lives for 2023; our positioning to successfully manage the impact of COVID-19, including variants, and the associated economic uncertainty on our business; the timing of client decisions; our expected utilization rates and mix; our ability to retain existing clients and acquire new clients; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information. The words “anticipates,” “assumes,” “believe,” “continues,” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “plans,” “project,” “seeks,” “should,” “will,” and the negative of these or similar expressions and phrases are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, risks related to the impact of the COVID-19 pandemic, such as the scope and duration of the outbreak, the spread of new variants, government actions and restrictive measures implemented in response, delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes or developments in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the level or the mix of utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenue; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our Company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network or their supply chain; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk

Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, gross margin excluding the impact of stock-based compensation expense, and operating expenses excluding the impact of stock-based compensation.

Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA margin include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating income and expenses, including other (income) expense, net and interest (income) expense, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us. Gross margin excluding the impact of stock-based compensation expense does not reflect the impact of stock-based compensation, which is an important component of our compensation strategy. In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other (income) expense, net; interest income, net; and benefit for income taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:
Investors:
James Hart
investors@progyny.com

Media:
Selena Yang
media@progyny.com

PROGYNY, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$72,520	$91,413
Marketable securities	68,473	28,005
Accounts receivable, net of $27,197 and $17,379 of allowances at September 30, 2022 and December 31, 2021, respectively	258,035	134,557
Prepaid expenses and other current assets	2,838	4,564
Total current assets	401,866	258,539
Property and equipment, net	7,201	5,027
Operating lease right-of-use assets	7,132	7,805
Goodwill	11,880	11,880
Intangible assets, net	223	599
Deferred tax assets	78,016	71,274
Other noncurrent assets	4,126	2,941
Total assets	$510,444	$358,065
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,163	$61,399
Accrued expenses and other current liabilities	52,705	37,425
Total current liabilities	156,868	98,824
Operating lease noncurrent liabilities	6,720	7,419
Total liabilities	163,588	106,243
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at September 30, 2022 and December 31, 2021; 92,633,184 and 91,088,781 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	9	9
Additional paid-in capital	323,125	255,339
Treasury stock, at cost, $0.0001 par value; 615,980 shares at September 30, 2022 and December 31, 2021	(1,009)	(1,009)
Accumulated earnings (deficit)	24,526	(2,424)
Accumulated other comprehensive income (loss)	205	(93)
Total stockholders’ equity	346,856	251,822
Total liabilities and stockholders’ equity	$510,444	$358,065

PROGYNY, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$205,371	$122,284	$572,592	$373,068
Cost of services	159,376	93,792	449,761	286,048
Gross profit	45,995	28,492	122,831	87,020
Operating expenses:
Sales and marketing	11,166	4,441	32,677	12,483
General and administrative	23,574	14,986	70,119	42,009
Total operating expenses	34,740	19,427	102,796	54,492
Income from operations	11,255	9,065	20,035	32,528
Other income, net:
Other income (expense), net	82	(92)	11	(73)
Interest income, net	202	144	254	378
Total other income, net	284	52	265	305
Income before income taxes	11,539	9,117	20,300	32,833
Benefit for income taxes	1,672	7,679	6,650	17,856
Net income	$13,211	$16,796	$26,950	$50,689
Net income per share:
Basic	$0.14	$0.19	$0.29	$0.57
Diluted	$0.13	$0.17	$0.27	$0.51
Weighted-average shares used in computing net income per share:
Basic	92,316,022	89,571,226	91,901,778	88,594,135
Diluted	99,819,801	100,370,331	99,865,366	100,326,221

PROGYNY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2022	2021
OPERATING ACTIVITIES
Net income	$26,950	$50,689
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(6,742)	(17,856)
Non-cash interest expense	—	38
Depreciation and amortization	1,155	985
Stock-based compensation expense	71,451	18,698
Bad debt expense	9,685	7,221
Changes in operating assets and liabilities:
Accounts receivable	(133,163)	(66,738)
Prepaid expenses and other current assets	1,715	414
Accounts payable	42,707	11,674
Accrued expenses and other current liabilities	16,330	13,089
Other noncurrent assets and liabilities	(1,210)	(992)
Net cash provided by operating activities	28,878	17,222

INVESTING ACTIVITIES
Purchase of property and equipment, net	(2,520)	(1,517)
Purchase of marketable securities	(125,156)	(90,481)
Sale of marketable securities	84,983	107,076
Net cash (used in) provided by investing activities	(42,693)	15,078

FINANCING ACTIVITIES
Proceeds from exercise of stock options	2,130	1,753
Payment of employee taxes related to equity awards	(7,957)	(13,106)
Proceeds from contributions to employee stock purchase plan	749	972
Net cash used in financing activities	(5,078)	(10,381)
Net (decrease) increase in cash and cash equivalents	(18,893)	21,919
Cash and cash equivalents, beginning of period	91,413	70,305
Cash and cash equivalents, end of period	$72,520	$92,224

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes, net of refunds received	$146	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$76	$262

ANNEX A

PROGYNY, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)
(in thousands)
Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation
The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended			Three Months Ended
	September 30, 2022			September 30, 2021
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$159,376	$(6,268)	$153,108	$93,792	$(1,536)	$92,256
Gross profit	$45,995	$6,268	$52,263	$28,492	$1,536	$30,028
Sales and marketing	$11,166	$(5,184)	$5,982	$4,441	$(917)	$3,524
General and administrative	$23,574	$(11,845)	$11,729	$14,986	$(4,694)	$10,292

Expressed as a Percentage of Revenue
Gross margin	22.4%	3.1%	25.4%	23.3%	1.3%	24.6%
Sales and marketing	5.4%	(2.5)%	2.9%	3.6%	(0.7)%	2.9%
General and administrative	11.5%	(5.8)%	5.7%	12.3%	(3.8)%	8.4%

	Nine Months Ended			Nine Months Ended
	September 30, 2022			September 30, 2021
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$449,761	$(18,603)	$431,158	$286,048	$(4,284)	$281,764
Gross profit	$122,831	$18,603	$141,434	$87,020	$4,284	$91,304
Sales and marketing	$32,677	$(15,026)	$17,651	$12,483	$(2,396)	$10,087
General and administrative	$70,119	$(37,822)	$32,297	$42,009	$(12,018)	$29,991

Expressed as a Percentage of Revenue
Gross margin	21.5%	3.2%	24.7%	23.3%	1.1%	24.5%
Sales and marketing	5.7%	(2.6)%	3.1%	3.3%	(0.6)%	2.7%
General and administrative	12.2%	(6.6)%	5.6%	11.3%	(3.2)%	8.0%

Note: percentages shown in the table may not cross foot due to rounding.

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation
The following table provides a reconciliation of Net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021

Net income	$13,211	$16,796	$26,950	$50,689
Add:
Depreciation and amortization	405	267	1,155	985
Stock‑based compensation expense	23,297	7,147	71,451	18,698
Other (income) expense, net	(82)	92	(11)	73
Interest income, net	(202)	(144)	(254)	(378)
Benefit for income taxes	(1,672)	(7,679)	(6,650)	(17,856)
Adjusted EBITDA	$34,957	$16,479	$92,641	$52,211

Revenue	$205,371	$122,284

Incremental revenue vs. 2021	83,087

Incremental Adjusted EBITDA vs. 2021	18,478

Adjusted EBITDA margin on incremental revenue	22.2%

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending December 31, 2022 and Year Ending December 31, 2022

	Three Months Ending December 31, 2022		Year Ending December 31, 2022
(in thousands)	Low	High	Low	High

Revenue	$202,408	$212,408	$775,000	$785,000
Net (Loss) Income	$(650)	$1,550	$26,300	$28,500
Add:
Depreciation and amortization	445	445	1,600	1,600
Stock-based compensation expense	29,049	29,049	100,500	100,500
Other income, net	(235)	(235)	(500)	(500)
Provision (benefit) for income taxes	(250)	550	(6,900)	(6,100)
Adjusted EBITDA*	$28,359	$31,359	$121,000	$124,000

* All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.